Exhibit 10.1

AMENDMENT TO
AMERICAN TOWER CORPORATION 2007 EQUITY INCENTIVE PLAN

This Amendment to the American Tower Corporation 2007 Equity Incentive Plan (this “Amendment”) is entered into as of the 9th day of March, 2017 by American Tower Corporation, a Delaware corporation (the “Company”).

WHEREAS, the American Tower Corporation 2007 Equity Incentive Plan (the “Plan”) was adopted by the Board of Directors (the “Board”) of the Company and subsequently approved by the stockholders of the Company on May 9, 2007; and

WHEREAS, the Board has duly adopted and approved this Amendment at a meeting held on the 9th day of March, 2017.
NOW, THEREFORE, the Plan is amended as follows:
The last sentence of Section 6(i) is hereby amended and restated as follows:
“The foregoing notwithstanding, without further approval of the stockholders of the Company, the Committee shall not authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce the exercise price, no Option or Stock Appreciation Right shall be canceled and replaced with an Award exercisable for Common Stock at a lower exercise price and no underwater Option or Stock Appreciation Right shall be purchased by the Company for cash.”

All other provisions of the Plan, as amended by the foregoing, shall remain in full force and effect notwithstanding the execution and delivery of this Amendment.
[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment to the Plan has been executed as of the day and year first above written.

AMERICAN TOWER CORPORATION

By:	/s/ James D. Taiclet, Jr.
Name:	James D. Taiclet, Jr.
Title:	Chairman, President and Chief Executive Officer